Exhibit 99.1


               Innovex Announces Fiscal 2006 First Quarter Results


     MAPLE PLAIN, Minn.--(BUSINESS WIRE)--Jan. 16, 2006--Innovex (Nasdaq:INVX) today reported revenue of $50.5 million for the fiscal 2006 first quarter ending December 31, 2005, at the high end of guidance provided on November 7, 2005. This was a 26% increase from the $40.0 million reported for the prior year first quarter and a 6% increase over the fiscal 2005 fourth quarter. The Company's pretax loss, which included restructuring charges of $9.9 million, was $9.8 million in the first quarter of fiscal 2006 as compared to $1.7 million in the prior year first quarter and $2.9 million for the fiscal 2005 fourth quarter.
     The Company's net loss was $9.8 million or $0.51 per share in the first quarter of fiscal 2006 as compared to a net loss of $1.0 million or $0.05 per share in the prior year first quarter. The fiscal 2006 first quarter includes restructuring charges of $9.9 million or $0.52 per share of which $1.8 million relates to the Company's previously announced plan to close its Maple Plain facility and transfer operations to the Company's Lamphun Thailand facility. The remaining restructuring charge of $8.1 million in the first quarter relates to the Company's new plan to restructure its Litchfield, Minnesota manufacturing operations. The Company's fiscal 2006 first quarter net income excluding the restructuring charge was $160,000 or $0.01 per share. The Company's fiscal 2005 first quarter net loss of $1.0 million or $0.05 per share included restructuring charges of $343,000. The fiscal 2005 first quarter net loss excluding the restructuring charge was $0.03 per share.

     Restructuring

     The Company plans to move all of its prototyping and high volume manufacturing to its Thailand manufacturing campus over the next twelve months. The Company will divest the etched metal manufacturing business located at its Litchfield, Minnesota manufacturing operation. High volume, flexible circuit products currently being manufactured in Litchfield will continue to be manufactured there until they reach the end of their life cycle which is expected to be within the next nine to twelve months. During that time, the Company anticipates work force reductions corresponding to these products reaching their end of life. After that time, the Litchfield facility will be used to support the Company's new product development efforts. All new products entering production will be manufactured at the Company's Thailand facilities.
     The Company expects annual cost savings of approximately $8 million once the transition is complete with interim cost savings to be realized as the operation dispositions are completed. Capital expenditures related to the restructuring plan will be minimal.
     "We are extremely pleased to have recorded positive earnings excluding restructuring charges this quarter," stated William P. Murnane, Innovex's President and CEO. "This is the result of the significant progress we have made in reducing our cost structure over the past year and the outstanding progress of our operations team made improving scrap and efficiencies. Although we are pleased with our progress to date, we cannot and will not rest on our laurels. In pursuit of our cost leadership strategy, we continue to identify significant cost reduction opportunities and we are committed to moving forward aggressively on these opportunities.
     "Our Litchfield operation has been an important part of our success to date. In spite of our success there, we cannot ignore the large cost savings and competitive advantage to be gained by relocating our prototype and high volume manufacturing operations to Asia. We have a base of dedicated, hard working employees in Litchfield and we plan to maintain a core group of these employees to serve as the foundation for our new product development efforts," commented Murnane.
     Restructuring charges related to the Litchfield operations could total up to $13 million over the next twelve months. Included in the total are non-cash asset impairment charges of $8.1 million which were recorded in the fiscal 2006 first quarter. The remaining expected restructuring charges will be recorded as the liabilities are incurred over the next twelve months. The additional charges are expected to include severance costs of up to $2.5 million and facility abandonment costs of up to $2.4 million.
     The fiscal 2006 first quarter also included restructuring charges of $1.8 million related to the previously announced restructuring plan to close the company's Maple Plain manufacturing facility. These charges included non-cash asset impairment charges of $1.1 million and facility abandonment costs of $0.7 million. The Company completed the transfer of its manufacturing operations from its Maple Plain facility to Thailand and now has full flexible circuit manufacturing capabilities in Asia. Additional facility abandonment restructuring costs of $0.7 million are anticipated to be incurred related to the completion of the Maple Plain facility disposition over the next four months.

     Fiscal 2006 First Quarter

     The fiscal 2006 first quarter revenue increase over the prior quarter was related to higher Flat Panel Display (FPD) and Actuator Flex (AFC) revenue as Flex Suspension Assembly (FSA) revenue showed a modest decline during the quarter. Revenue excluding pass-through material was $27.6 million for the fiscal 2006 first quarter compared to $25.4 million in the fiscal 2005 fourth quarter. The revenue excluding pass-through increase over the prior quarter was primarily related to the increase in AFC and FPD demand.
     FSA products constituted 56% of the Company's net sales for the quarter, FPD product revenue was 23%, AFC revenue was 15%, integrated circuit packaging application revenue was 2%, network system application revenue was 2% and other revenue was 2%.
     The fiscal 2006 first quarter gross margin was 12.2%, compared to 9.7% for the fiscal 2005 first quarter and 8.7% for the fiscal 2005 fourth quarter. This improvement in gross margin reflects cost reductions related to the transfer of operations from the Maple Plain facility to the new Thailand facility, improved fixed cost absorption driven by increased revenue and operating efficiency gains.
     Operating expenses excluding restructuring charges for the fiscal 2006 first quarter of $5.4 million are down slightly from the $5.6 million reported in the fiscal 2005 first quarter and virtually unchanged from the fiscal 2005 fourth quarter. Operating expenses for the fiscal 2006 first quarter include approximately $200,000 of non-cash compensation expense for stock options related to the adoption of FASB Statement 123R Share Based Payments as of October 1, 2005.
     Cash flow from operations for the fiscal 2006 first quarter of $11.6 million primarily related to improved operations and the negotiation of shorter payment terms from a significant customer. Cash flow from operations was sufficient to cover capital expenditures of approximately $1.3 million for the quarter and help reduce debt outstanding by over $13 million.
     "We were able to reduce our debt outstanding to under $34 million while maintaining a $9 million cash balance primarily as a result of our positive cash flow from operations for the fiscal 2006 first quarter," stated Tom Paulson, Innovex's Chief Financial Officer. "With our improved operating performance, our current cash balance and unused credit facilities of over $29 million are more than adequate to meet any cash needs we may have related to our expected fiscal 2006 capital expenditures of $10 million and all restructuring related costs."
     In its fiscal 2006 second quarter, the Company expects revenue between $45 and $48 million and revenue excluding pass-through material content between $25 and $27 million. The expected decrease is related to normal seasonality while gross profit and operating income, excluding restructuring charges, are expected to remain similar to the fiscal 2006 first quarter as a result of operating improvements. Operating efficiency is expected to continue to improve throughout fiscal 2006.

     Conference Call & Live Webcast

     Innovex will conduct a conference call and webcast for investors beginning at 8:30 a.m. Eastern Time (ET) on Tuesday, January 17, 2006. During the conference call, Mr. Murnane and senior managers will discuss the Company's future product, revenue, mix and margin expectations along with historical results.
     To listen to the live conference call, dial 785-832-1508 and ask for conference ID "Innovex." The live webcast will be available at www.innovexinc.com/investor.shtml. A replay of the call will be available 9:30 a.m. ET on Tuesday, January 17 through 11:59 p.m. ET on Thursday, January 19, 2006. To access the replay, dial (402) 220-0116 and ask for conference ID "Innovex." The webcast version of the conference call will be archived at www.innovexinc.com/investor.shtml.

     About Innovex, Inc.

     Innovex, Inc. is a leading manufacturer of high-density flexible circuit-based electronic interconnect solutions. Innovex's products enable the miniaturization and increasing functionality of high technology electronic devices. Applications for Innovex's products include data storage devices such as hard disk drives and tape drives, liquid crystal displays for mobile telecommunication devices, flat panel displays and printers. Innovex is known worldwide for its advanced technology and world class manufacturing.

     Safe Harbor for Forward Looking Statements

     Except for historical information contained herein, the matters discussed in this Current Report on form 8-K are forward looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products, impact of restructuring charges, changes in product mix, the impact of competitive products and pricing, effect of world-wide economic conditions on flexible circuit demand, changes in manufacturing efficiencies, fluctuations in financial results and other risks detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.

                            INNOVEX, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS
                            (In thousands)

                                       Three Months Ended December 31,
                                       -------------------------------
                                            2005             2004
                                       --------------- ---------------

Net sales                                     $50,508         $40,041
Costs and expenses:
 Cost of sales                                 44,348          36,142
 Selling, general and administrative            3,647           3,493
 Royalty expense to equity investee               411             378
 Engineering                                    1,389           1,709
 Restructuring charges                          9,929             343
 Net interest expense                             449             210
 Net other (income) expense                       104            (583)
                                       --------------- ---------------
Income (loss) before income taxes              (9,769)         (1,651)

Provision for income taxes                          -            (643)
                                       --------------- ---------------

Net income (loss)                             ($9,769)        ($1,008)
                                       =============== ===============

Net income (loss) per share:
    Basic                                      ($0.51)         ($0.05)
                                       =============== ===============
    Diluted                                    ($0.51)         ($0.05)
                                       =============== ===============

Weighted average shares outstanding:
    Basic shares                               19,227          19,128
                                       =============== ===============
    Diluted shares                             19,227          19,128
                                       =============== ===============



                            INNOVEX, INC.
                     CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                             December 31  September 30
Assets                                          2005          2005
                                            ------------- ------------
  Cash and short-term investments                 $9,269      $12,914
  Accounts receivable, net                        24,225       32,585
  Inventory                                       17,395       17,744
  Other current assets                             1,633        1,314
----------------------------------------------------------------------
     Total current assets                         52,522       64,557
  Property, plant and equipment, net              55,631       66,507
  Intangible & other assets, net                   6,670        6,762
  Deferred income taxes long term                      -            -
----------------------------------------------------------------------
      Total assets                              $114,823     $137,826
                                            ============= ============


Liabilities and Stockholders' Equity
  Current liabilities                            $36,126      $48,632
  Long-term debt                                  26,888       27,818
  Stockholders' equity                            51,809       61,376
----------------------------------------------------------------------
      Total liabilities and stockholders'
       equity                                   $114,823     $137,826
                                            ============= ============



                            INNOVEX, INC.
                 CONSOLIDATED STATEMENT OF CASH FLOWS
                            (In thousands)

                                       Three months ended December 31,
                                       -------------------------------
                                            2005             2004
                                       --------------- ---------------
Cash Flows From Operating Activities:
   Net income (loss)                          ($9,769)        ($1,008)
   Adjustments to reconcile net income
    (loss) to net
       cash provided by operating
        activities:
       Depreciation and amortization            2,966           2,721
       Asset impairment charges                 9,196               -
       Other non-cash items                       171            (176)
       Changes in operating assets and
        liabilities:
          Accounts receivable                   8,360           1,900
          Inventories                             349          (5,001)
          Other current assets                   (228)         (1,435)
          Accounts payable                        938           4,068
          Other current liabilities              (430)          3,060
                                       --------------- ---------------
Net cash provided by (used in)
 operating activities                          11,553           4,129

Cash Flows From Investing Activities:
      Capital expenditures                     (1,290)         (9,092)
      Proceeds from sale of assets                 13               -
                                       --------------- ---------------
Net cash used in investing activities          (1,277)         (9,092)

Cash Flows From Financing Activities:
    Net long-term debt activity                   (63)          2,814
    Net line of credit activity               (13,881)          4,729
    Proceeds from exercise of stock
     options                                       23              80
                                       --------------- ---------------
    Net cash provided by (used in)
     financing activities                     (13,921)          7,623
                                       --------------- ---------------
Increase (decrease) in cash and
 equivalents                                   (3,645)          2,660
Cash and equivalents at beginning of
 period                                        12,914          14,422
                                       --------------- ---------------
Cash and equivalents at end of period          $9,269         $17,082
                                       =============== ===============


     CONTACT: Innovex, Inc., Maple Plain
              Tom Paulson, 763-479-5300
              or
              Douglas W. Keller, 763-479-5300